                                                                   Exhibit 10.34

                                  May 26, 2000


Via Hand Delivery
-----------------

Bart Foster
829 Crescent Avenue
San Mateo, CA  94401

     Re:  Consulting Services and Resignation Agreement
          ---------------------------------------------

Dear Bart:

     Pursuant to our Memorandum of Understanding dated May 4, 2000, this letter sets forth the terms of our agreement (the "Agreement") regarding (a) your resignation of your employment with CrossWorlds Software, Inc. ("CrossWorlds") and (b) your provision of consulting services to CrossWorlds until November 2, 2000, and related issues.

     1.  Resignation. You have resigned your positions as an employee and an
         -----------
officer of CrossWorlds, effective May 1, 2000.

     2.  Consulting Services.
         -------------------

     Commencing May 2, 2000 and continuing until November 2, 2000 (the "Consulting Period"), you will provide consulting services to CrossWorlds as an independent contractor (the "Services"). The Services will consist of advice on business development and marketing matters, and working with CrossWorlds employees to implement business development and marketing matters, upon request by CrossWorlds. More specifically:

         a. You will make available to CrossWorlds at least twenty (20) hours of Services per week from May 2 until August 2, 2000 (the "Initial Period"); and

         b.  You will make available to CrossWorlds the reduced amount of ten
             (10) hours of Services per week from August 3, 2000 until November 2, 2000 (the "Subsequent Period").

     3.  Compensation.
         ------------

         a. During the Initial Period, CrossWorlds will pay you consulting fees, on a bimonthly basis, at the rate of $21,875 per month; and

         b. During the Subsequent Period, CrossWorlds will pay you consulting fees, on a bimonthly basis, at the rate of $10,938 per month.

     4.  Stock Options.
         -------------

         a. During the Initial Period, you will continue to vest in the options granted you as of May 1, 2000 under the 1997 Stock Plan and the 1999 Executive Stock Plan, in accordance with the terms of your stock option agreements;

         b. At the end of the Consulting Period, you will have a 30- or 90-day period (depending on the stock option agreement and Stock Plan applicable to the relevant grant) in which to exercise your vested options under the 1997 Stock Plan and the 1999 Executive Stock Plan.

     5.  COBRA Benefits.
         --------------

     If you are eligible for and elect COBRA coverage, then commencing May 2, 2000 and continuing until the earlier of November 2, 2000 or the date you begin working full-time as an employee or consultant for a third party (the "Reduced Services Point"), CrossWorlds will pay your premiums under federal COBRA law for medical, dental and vision coverage (including premiums for your spouse and/or dependents to the extent that you covered your spouse and/or dependents under CrossWorlds' medical, dental and/or vision coverage as of May 1, 2000). CrossWorlds shall have no obligation to make any additional payments in connection with such COBRA coverage after the Reduced Services Point.

     6.  Loan.
         ----

         a. With respect to CrossWorlds' loan to you of $150,000, as reflected in the Secured Loan Agreement made as of November 15, 1999 (the "Loan"), you and CrossWorlds each acknowledge that the principal amount of the Loan as of the date of this Agreement is $125,000.

         b. You and CrossWorlds each acknowledge and agree that in January 2000 they reached an understanding that the Loan would be amended as follows: (i) 1/24, or $6250, of the principal amount of the Loan and any accrued interest would be forgiven each month for 24 months, assuming your continued employment with CrossWorlds, with the first forgiveness occurring on February 1, 2000; (ii) upon a Change of Control of CrossWorlds during your employment at CrossWorlds, the Loan would be forgiven entirely (where "Change of Control" means a sale of all or substantially all of CrossWorlds' assets, or a merger, consolidation or other capital reorganization of CrossWorlds with or into another corporation, or any other transaction or series of related transactions in which CrossWorlds' stockholders immediately prior thereto own less than 50% of the voting stock of CrossWorlds (or its successor or parent) immediately thereafter); (iii) your obligation to pay down the principal of the Loan as you sell shares of CrossWorlds under section 1(B) of Exhibit A to the Secured Loan Agreement would be deleted; (iv) the security interest in your principal residence provided for under section 5 and Exhibit B of the Secured Loan Agreement would be removed; (v) a conforming change would be made to extend the term of the Loan to January 1, 2002; and (vi) the interest rate of the Loan was amended to be 5.88% per annum, compounded annually. You and CrossWorlds each agree to more fully document the Loan as described and modified by this section 6.b., by executing further definitive documents.

         c. During the Consulting Period, CrossWorlds shall continue forgiveness of the Loan at the rate of $6250 per month, plus accrued interest, as of the first day of each month.

         d. CrossWorlds agrees to defer your obligation to repay the Loan upon termination of employment with CrossWorlds, until December 31, 2000. You agree to pay the principal amount (as reduced pursuant to this Agreement) and any accrued interest to CrossWorlds no later than December 31, 2000.

     7.  Expense Reimbursements.  You agree to promptly submit final expense
         ----------------------
reimbursement requests for all business expenses you incurred through May 1, 2000 for which you seek reimbursement, if any. CrossWorlds will reimburse you for these expenses pursuant to its regular business practices.

     8.  Confidentiality.  You and CrossWorlds each agree that the provisions of
         ---------------
this Agreement (including the matters referenced herein) shall be held in strictest confidence by CrossWorlds and you and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) you may disclose this Agreement to your immediate family; (b) you and/or CrossWorlds may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) CrossWorlds may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and
(d) you and/or CrossWorlds may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

     Without limiting the foregoing or your obligations under your "Employment, Confidential Information and Invention Assignment Agreement" with CrossWorlds (which remains in full force and effect), you agree at all times to hold in strictest confidence, and not to use except for the benefit of CrossWorlds or to disclose to any person, firm or corporation without written authorization of the Board of Directors of CrossWorlds, any Confidential Information of CrossWorlds. "Confidential Information" means any CrossWorlds or third party proprietary information, technical data, trade secrets or know-how, disclosed to you by CrossWorlds either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, including but not limited to:

     .  research, product plans, market information;

     . products, services, including product technical information, performance characteristics and limitations, documentation related to services performed for customers, specifications, designs, materials and test results;

     . customer lists and customers (including but not limited to customers of CrossWorlds on whom you called or with whom you became acquainted during the term of your employment);

     . customer requirements, terms of agreements or proposed agreements with customers, vendors and other companies;

     . personnel lists and information regarding skills, compensations and positions of various personnel;

     .  target markets, strategy and business plans;

     . software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, and hardware configuration information;

     . marketing, financial or other business information, including pricing information, contacts, sales techniques, surveys, results of operations, margins and budgets; and

     .  patent applications, patent disclosures and related information.

     9.  Non-Competition. Up to and including November 2, 2000, you agree that
         ---------------
you will not provide services (as an employee, contractor, consultant or otherwise) to a direct competitor of CrossWorlds, as determined in CrossWorlds' discretion. Upon determining that you may wish to provide services to an entity that may be a direct competitor of CrossWorlds, you may notify CrossWorlds in writing of the same, and CrossWorlds will respond within a reasonable time as to whether, in CrossWorlds' discretion, such entity is a direct competitor of CrossWorlds.

     10.  Non-Solicitation.  You agree that, for a period of twelve (12) months
          ----------------
after the date of this Agreement, you will not solicit the employment of any person who shall then be employed by CrossWorlds (as an employee or consultant), or who shall have been employed by CrossWorlds (as an employee or consultant), within the prior twelve (12) month period, on behalf of you or any other person, firm, corporation, association or other entity, directly or indirectly.

     11.  Non-Disparagement.  You and CrossWorlds each agree not to disparage
          -----------------
the other in any manner likely to be harmful to the other party, to the business reputation of CrossWorlds' employees, or to CrossWorlds' business or reputation, provided that you and CrossWorlds will each respond accurately and fully to any question, inquiry or request for information when required by legal process. Further, you and CrossWorlds each agree to refrain from tortiously interfering with the contracts and business relationships of the other party (for example, CrossWorlds' relationships with its customers and partners).

     12.  No Admissions.  It is understood and agreed by the parties that this
          -------------
Agreement represents a compromise settlement of various matters, and that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person.

     13.  Release.  Except as otherwise set forth in this Agreement, you hereby
          -------
release, acquit and forever discharge CrossWorlds, its parent and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including November 2, 2000, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with CrossWorlds or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in CrossWorlds, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     You further acknowledge that you have read and understand Section 1542 of the California Civil Code, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." You expressly waive and relinquish all rights and benefits under Section 1542 and any other law of any jurisdiction of similar effect with respect to your release of any claims you may have against CrossWorlds. You also acknowledge that you are receiving additional consideration in return for the waiver and release contained in this section above and beyond any consideration to which you may already have been entitled.

     14.  Remedies.  You and CrossWorlds each agree that any failure to perform
          --------
our respective duties and obligations under this Agreement will entitle the other party to seek all legal and equitable remedies, including, without limitation, monetary damages and injunctive relief. You further acknowledge and agree that, if you breach this Agreement (including without limitation the provisions of section 9), in addition to the other remedies available to CrossWorlds, CrossWorlds shall be entitled to recover all payments, benefits and other consideration provided under this Agreement (except that, with respect to a breach of section 9, the payments previously made to you by CrossWorlds under section 3 shall be unaffected), and shall be entitled to cease providing you any additional payments, benefits and other consideration contemplated by this Agreement. Your release of CrossWorlds (and its parent and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates), set forth above, shall remain in full force and effect notwithstanding any breach of this Agreement by you.

     15.  Miscellaneous.  This Agreement shall bind the heirs, personal
          -------------
representatives, successors and assigns of both you and CrossWorlds, and inure to the benefit of both you and CrossWorlds and our successors and assigns. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and CrossWorlds with regard to this subject matter, except for the Employment,

Confidential Information and Invention Assignment Agreement and the 1997 and Executive Stock Plans and any option agreements issued to you under those plans. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of CrossWorlds. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.


To indicate your agreement to all of the above terms and conditions, please sign this Agreement below and return the original signed copy of the Agreement to CrossWorlds' Vice-President, Human Resources, Bernice Evans-Mazique.

                                        Very truly yours,

                                        /s/ Alfred J. Amoroso

                                        Alfred J. Amoroso
                                        President and Chief Executive Officer

     I agree with and accept the above terms and conditions as evidenced by my signature below. I acknowledge that I have carefully read this Agreement, I understand this Agreement and I have been afforded the opportunity to be advised of its meaning and consequences by my attorney. I further acknowledge that I have agreed to this Agreement of my own free will, with full appreciation that I am forever foreclosed from pursuing any of the rights that I have waived. I represent and warrant that prior to accepting this Agreement and the offer contained herein, I have not breached any of the terms of this Agreement.


Signed: /s/ Barton S. Foster           Signed: /s/ Katharine A. Foster
        ---------------------------            -----------------------------
        Barton S. Foster                       Katharine A. Foster

Date:   5/27/00                        Date:   5-22-00
      -----------------------------          -------------------------------